Exhibit 99.28(d)(1)(ss)

PEAR TREE FUNDS

EXPENSE LIMITATION AGREEMENT

(for the period ending July 31, 2024)

Pear Tree Advisors, Inc. (the “Manager”) serves as the investment manager to those separate series of Pear Tree Funds (the “Trust”), pursuant to the Amended and Restated Management Contract dated May 1, 2008, as amended (the “Management Contract”), between the Manager and the Trust.

With respect to each of those separate series of the Trust identified on Schedule A (each, a “Fund”), for the period August 1, 2023 through July 31, 2024 (the “Reimbursement Period”), the Manager shall reimburse the Fund its expenses to the extent necessary for the Fund to maintain the total net annual operating expenses (other than “extraordinary expenses” as defined in Form N-1A, Item 3, Instruction 3(c)(ii)) specified for the class of shares of the Fund listed on Schedule A.

Any amounts reimbursed a Fund by the Manager, as required under the terms of this Agreement, are not subject to recoupment by the Manager.

This Expense Limitation Agreement only may be rescinded, amended or modified, and the Reimbursement Period terminated, in whole or in part, without further obligation by the Manager at such time and on such terms as may be determined by the Trustees, including a majority of those Trustees who are not “interested persons” of the Trust, as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended. Notwithstanding the foregoing, this Expense Limitation Agreement shall terminate immediately with respect to any Fund if the Management Contract is terminated with respect to such Fund. As of August 1, 2023, this Expense Limitation Agreement terminates the Fifth Amended and Restated Expense Limitation Agreement currently in effect as of the date hereof.

PEAR TREE ADVISORS, INC.

By:	/s/ Willard L. Umphrey
Willard L. Umphrey, President

Date: July 31, 2023

Agreed and Accepted:

PEAR TREE FUNDS

By:	/s/ Willard L. Umphrey
Willard L. Umphrey, President

Date: July 31, 2023

SCHEDULE A

Fund Name	Ordinary Shares (% of net assets)	Institutional Shares (% of net assets)	R6 Shares (% of net assets)
Pear Tree Polaris Foreign Value Fund	N/A	N/A	0.94
Pear Tree Axiom Emerging Markets World Equity Fund	N/A	N/A	0.99
Pear Tree Quality Fund	N/A	0.79	N/A
Pear Tree Polaris International Opportunities Fund	N/A	N/A	0.99